Exhibit 10.6

EXECUTION VERSION

FIRST AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT, dated as of the 3rd day of March, 2010 (this “Amendment”), is entered into by and among Harbor Point Limited, a Bermuda company (“Harbor Point”), Harbor Point Re Limited, a Bermuda company (“Harbor Point Re”), Harbor Point U.S. Holdings, Inc., a Delaware corporation (“Harbor Point U.S. Holdings”) and Harbor Point Reinsurance U.S., Inc., a Connecticut insurance company (“HPRe US”, and, together with Harbor Point, Harbor Point Re and Harbor Point U.S. Holdings, each a “Borrower” and collectively the “Borrowers”), various financial institutions which are parties hereto (the “Lenders”), Bank of America, N.A., as fronting bank (in such capacity, the “Fronting Bank”), Bank of America, N.A., as letter of credit administrator (in such capacity, the “LC Administrator”) and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrowers, the Lenders and the Administrative Agent are parties to the Amended and Restated Credit Agreement, dated as of June 12, 2007 (as amended, restated, supplemented or modified from time to time and in effect on the date hereof, the “Existing Credit Agreement”, and after giving effect to the amendments in Article II of this Amendment, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Existing Credit Agreement.

B. Max Capital Group Ltd., a Bermuda company (“Max Capital”) and Harbor Point have proposed a business combination (the “Amalgamation”) in which Max Capital has formed a wholly owned Subsidiary in Bermuda in connection with the Amalgamation (“Amalco Sub”) and, pursuant to the Amalgamation Agreement (as defined below) upon satisfaction of certain conditions precedent, amalgamate Amalco Sub with Harbor Point with the amalgamated company (the “Amalgamated Company”) being the amalgamated entity. Immediately after the Amalgamation, the Amalgamated Company will directly own 100% of the equity interests of (i) Harbor Point Agency Limited and (ii) Harbor Point Re. Max Capital will own 100% of the equity interests of (i) Max Bermuda Ltd., a Bermuda company (“Max Bermuda”), (ii) Max USA Holdings Ltd. (“Max US”), (iii) Max UK Holdings Ltd. (“Max UK”), (iv) Max Managers Ltd., (v) Max Capital Services Limited and (vi) the Amalgamated Company.

C. The Borrowers desire to obtain the consent of the Required Lenders to the Amalgamation prior to the public announcement thereof and to make certain amendments to the Existing Credit Agreement, and the Administrative Agent and the Required Lenders have agreed to make such amendments on the terms and conditions set forth herein. Max Capital is pursuing an amendment of its Credit Agreement dated as of August 7, 2007 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Max

Capital Credit Agreement”) among Max Capital and Max Bermuda, the lenders identified therein and Bank of America, N.A., as administrative agent, in substantially similar form as this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

LIMITED CONSENT

1.1 Subject to the satisfaction of the conditions set forth in Section 3.1 of this Amendment and notwithstanding anything contained in the Existing Credit Agreement to the contrary, the undersigned Lenders hereby each offer their limited consent to the Amalgamation and to Harbor Point entering into the Amalgamation Agreement (as defined below) until the earlier of the following (each, a “Consent Termination Event”) (i) 11:59 p.m. EDT on September 30, 2010, if the Amalgamation shall not have been consummated and the conditions set forth in Section 3.2 herein shall not have been satisfied by such time; (ii) the date upon which the board of directors of either Harbor Point or Max Capital shall have withdrawn or modified its approval of the Amalgamation in a manner that is materially adverse to the Lenders; (iii) the date upon which either Harbor Point or Max Capital advises the Administrative Agent, or the Administrative Agent otherwise reasonably determines, that the Amalgamation Agreement (as defined below) shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the Lenders except such amendments or waivers as have been approved by the Administrative Agent with the consent of the Required Lenders; or (iv) the fees (to the extent such fees are due and payable at such time) and, to the extent invoiced, reasonable out-of-pocket expenses (including legal fees and expenses) specified in the engagement letter, dated March 3, 2010, among Harbor Point, Max Capital and Banc of America Securities LLC have not been paid within two Business Days of the Consent Effective Date (as defined below).

1.2 Upon the occurrence of any Consent Termination Event, the limited consent set forth in Section 1.1 hereof shall upon written notice of the Administrative Agent to each of Harbor Point and Max Capital terminate and be of no further force or effect, and all rights and remedies with respect to the matters set forth in Section 1.1 hereof of the Administrative Agent and the Lenders under the Existing Credit Agreement and any other Loan Document shall, without any further action by any Person, automatically be reinstated as if the limited consent set forth in Section 1.1 hereof had not become effective; provided that the occurrence of a Consent Termination Event in and of itself shall not constitute a Default or Event of Default under the Existing Credit Agreement. This limited consent shall not constitute or be deemed to be a waiver of, consent to or departure from, any other term or provision in the Existing Credit Agreement, which shall continue in full force and effect, nor shall this limited consent constitute a course of dealing among the parties.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

Effective as of the First Amendment Effective Date:

2.1 Amendments to Section 1.01 Consisting of New Definitions. The following definitions are hereby added to Section 1.01 of the Existing Credit Agreement in appropriate alphabetical order:

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which Max Capital directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person that, following such Acquisition, will be deemed a Subsidiary of Max Capital.

“Affected Party” means a “Credit Party” as defined in either this Agreement or the Max Capital Credit Agreement.

“Amalco Sub” means the Bermuda company and Wholly Owned Subsidiary of Max Capital formed in connection with the Amalgamation.

“Amalgamated Company” means the Bermuda company resulting from the amalgamation of Amalco Sub and Harbor Point Limited.

“Amalgamation” means the amalgamation, pursuant to the Amalgamation Agreement, of Amalco Sub and Harbor Point Limited into the Amalgamated Company, with the Amalgamated Company becoming a Wholly Owned Subsidiary of Max Capital.

“Amalgamation Agreement” means the Agreement and Plan of Amalgamation, dated as of March 3, 2010 by and among Harbor Point Limited, Amalco Sub and Max Capital, in the form attached as Annex B to the First Amendment, as amended, modified, restated or supplemented from time to time in accordance with the terms of the First Amendment.

“Amalgamation Date” means the date on which (a) the “Effective Time” under the Amalgamation Agreement occurs, (b) the application for registration of an amalgamated company in connection with the amalgamation of Amalco Sub and Harbor Point Limited has been filed with the proper Governmental Authority and (c) the conditions in Article VI of the Amalgamation Agreement have been satisfied.

“Annual Statement” means, as to any Person, the annual financial statement of such Person as required to be filed with the applicable Governmental Authority of such Person’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

“Commercial Paper” means commercial paper, maturing not more than one year from the date of issue, which is issued by an entity (except an Affiliate of the Borrowers) rated at least A-1 by S&P or P-1 by Moody’s or the equivalent rating from another nationally recognized agency.

“Concentration Limits” means the limitations on issuers and other investment parameters set forth on Schedule 1.04.

“Corporate/Municipal Securities” means publicly traded securities (other than preferred stock) issued by a corporation organized in the United States or by any state or municipality located in the United States.

“Credit Party” means Max Capital, the Parent, Harbor Point Re, Harbor Point US Holdings, HP Re US, each Designated Borrower and, if such Person executes a Guaranty, Amalco Sub.

“First Amendment” means the First Amendment and Limited Consent to Credit Agreement dated as of the 3rd day of March, 2010 among the Borrowers, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” has the meaning specified in the First Amendment.

“Government Debt” means evidence of Indebtedness issued or guaranteed by the United States Government or any agency thereof.

“Guaranty” means a guaranty substantially in the form of Annex C of the First Amendment.

“G7 Securities” means any U.S. Dollar and non-U.S. Dollar denominated evidence of Indebtedness, maturing not more than five years after such time, issued or guaranteed by any country or an agency thereof which is a member of the G7 other than the United States.

“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the Governmental Authority charged with regulating insurance companies or insurance holding companies in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Investment” means, as to any Person, any investment of any Person, whether by means of security purchase, capital contribution, loan, time deposit or otherwise, and shall include Cash, Cash Equivalents and Commercial Paper.

“Investment Entity Letter of Credit” means a Secured Letter of Credit issued at the request of Harbor Point Re for the account of an Investment Entity.

“Investment Entity Letter of Credit Sublimit” means $50,000,000. The Investment Entity Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments and the Secured Sublimit.

“Investment Portfolio” means, as of any date, the Fixed Maturities and Alternative Investments of Max Bermuda and its Subsidiaries as shown on Max Bermuda’s balance sheet.

“Material Subsidiary” means each of the Parent, Max Bermuda, Harbor Point Re, each Material Insurance Subsidiary, and each other Subsidiary of Max Capital (after elimination of intercompany accounts) whose consolidated total assets or total revenues exceed 5% of the consolidated total assets or total revenues of Max Capital and its Subsidiaries for the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01(a)(i); provided, however that prior to the date after the Amalgamation Date on which financial statements are provided as required in Section 6.01, the Pro Forma Financial Statements shall be used.

“Max Bermuda” means Max Bermuda Ltd., a Bermuda company.

“Max Capital” means Max Capital Group, Ltd., a Bermuda company.

“Max Capital Debt” means the consolidated Indebtedness of Max Capital and its Subsidiaries. For purposes of calculating consolidated Indebtedness (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, (ii) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date, (iii) the amount of any Indebtedness described in clause (e) of the definition of Indebtedness shall be the lesser of the fair market value of such assets at such date of determination (determined in good faith by Max Capital) and the amount of such Indebtedness, (iv) Indebtedness under clause (b) of the definition thereof shall be included only to the extent that payments have been made or draws have been honored under such instruments but not reimbursed, and (v) Indebtedness shall not include any payment of obligations arising under a repurchase, securities loan or similar agreement, except for the excess of the payment of obligations for which such Person is liable under such agreement over the value of the collateral securing such payment obligations.

“Max Capital Credit Agreement” means the Credit Agreement dated as of August 7, 2007 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the First Amendment Effective Date) among Max Capital, Max Bermuda, the lenders identified therein and Bank of America, N.A., as administrative agent.

“Max Capital Credit Documents” means the “Credit Documents” as defined in the Max Capital Credit Agreement.

“Max Capital Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Max Capital Debt to Total Capitalization Ratio” means the ratio of (a) Max Capital Debt to (b) the sum of Max Capital Debt plus the Net Worth of Max Capital.

“Max UK” means Max UK Holdings Ltd. (f/k/a Imagine Group (UK) Limited), a company formed under the laws of England and Wales.

“Max US Holdings” means Max USA Holdings Ltd., a Delaware corporation.

“Max US Holdings Indenture” means the Indenture dated April 15, 2007 among Max US Holdings, as issuer, Max Capital, as guarantor and The Bank of New York, as trustee, relating to the 7.20% Senior Notes due 2017 as in effect on August 7, 2007.

“MBS (Agency Pass-Throughs)” means any instrument, issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation, that entitles the holder of, or beneficial owner under, the instrument to the whole or any part of the rights or entitlements of a mortgagee and any other rights or entitlements in respect of a pool of mortgages or any money payable by mortgagors under those mortgages in relation to real estate mortgages, and the money payable to the holder of, or beneficiary owner under, the instrument is based on actual or scheduled payments on the underlying mortgages.

“MBS (Agency CMOs)” means collateralized mortgage obligations or real estate mortgage investment conduit pass through securities, in any case issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

“MBS Investments” means MBS (Agency CMOs) which constitute TACs, PACs and Sequentials (as such terms are defined by Bloomberg Inc.) and shall not include Support Tranches (as such term is defined by Bloomberg Inc.) and MBS (Agency Pass-Throughs). The weighted average duration of such MBS Investments shall be less than or equal to seven years. The maximum weighted average life of any single MBS Investment shall not exceed 12 years. The Fair Market Value of all MBS Investments included within Eligible Collateral shall not exceed 30% of the total Fair Market Value. To the extent MBS Investments included within Eligible Collateral violate the restrictions set forth herein, the Fair Market Value of such MBS Investments shall be excluded from the applicable Borrowing Base; provided, however, that only those MBS Investments having the lowest aggregate Fair Market Value whose exclusions will result in compliance shall be excluded from the applicable Borrowing Base.

“MDS” means Max Diversified Strategies Ltd.

“Net Worth” means, for any Person and its consolidated Subsidiaries, shareholder’s equity calculated in accordance with GAAP.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Ordinary Course Litigation” means claims which relate to Reinsurance Agreements or Primary Policies entered into by Insurance Subsidiaries in the ordinary course of business.

“Pledgor” means each Borrower and Investment Entity who has executed a Security Agreement.

“Pro Forma Financial Statements” means the pro forma balance sheet and income statement giving effect to the Amalgamation and the transactions contemplated thereby and hereby for the five fiscal years ending December 31, 2014 contained in the Project Lighthouse Projections dated February 11, 2010 delivered to the Lenders and any update to such pro forma balance sheet and income statement delivered prior to the Amalgamation Date.

“Proxy Statement” means the joint proxy statement of Max Capital and Harbor Point Limited and the prospectus of Max Capital and Harbor Point Limited in connection with the solicitation of shareholder consent to the matters specified in the Amalgamation Agreement.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SAP” means the statutory accounting practices prescribed or permitted by the applicable Governmental Authority in an Insurance Subsidiary’s domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as such Insurance Subsidiary.

“Secured Sublimit” means $600,000,000. The Secured Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Total Return Equity Swap” shall mean (a) Indebtedness of Max Bermuda secured by the common shares of MDS which is incurred for the purpose of acquiring assets which qualify to be held in trusts which secure Max Bermuda’s obligations under Reinsurance Agreements and Primary Policies, and (b) any substantially similar financial arrangement or transaction entered into by Max Bermuda.

“Total Secured L/C Obligations” means, on any date, the Dollar Equivalent of all L/C Obligations with respect to Secured Letters of Credit on such date after giving effect to any L/C Credit Extension of Secured Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations with respect to Secured Letters of Credit as of such date, including as a result of any reimbursements by L/C Applicants of Unreimbursed Amounts with respect to Secured Letters of Credit.

“Total Unsecured Outstanding Amount” means, on any date, the sum of (a) the Total Outstanding Amount on such date minus (b) the Total Secured L/C Obligations on such date.

“Unsecured Sublimit” means $250,000,000. The Unsecured Sublimit is a part of, and not in addition to, the Aggregate Commitments.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Equity Interests of such Subsidiary is owned, directly or indirectly, by such Person.

2.2 Amendments to Section 1.01 Consisting of Modified Definitions. The following definitions in Section 1.01 of the Existing Credit Agreement are hereby amended in their entirety and read as follows:

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Max Capital Debt Rating as set forth below:

		Non-Use Fee		Applicable Rate for Eurodollar Loans	Utilization Fee	Base Rate Loans	Letter of Credit Fee
Pricing Level	Max Capital Debt Rating	Secured Sublimit	Unsecured Sublimit	Loan Sublimit	Loan Sublimit	Loan Sublimit	Secured Letters of Credit	Unsecured Letters of Credit
1	≥A-/ A3	0.125%	0.250%	1.900%	0.100%	0.000%	0.500%	1.900%
2	BBB+/Baa1	0.125%	0.300%	2.150%	0.100%	0.000%	0.500%	2.150%
3	BBB/Baa2	0.125%	0.375%	2.400%	0.100%	0.000%	0.500%	2.400%
4	BBB-/Baa3	0.125%	0.450%	2.650%	0.100%	0.000%	0.500%	2.650%
5	<BBB-/Baa3	0.125%	0.600%	3.150%	0.100%	0.000%	0.500%	3.150%

however, the Secured Letter of Credit fee will equal 0.700% any time the Financial Strength Rating of Harbor Point Re is below A-.

“Max Capital Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Max Capital Debt Ratings”) of Max Capital’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Max Capital Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Max Capital Debt Ratings shall apply (with Max Capital Debt Rating for Pricing Level 1 being the highest and Max Capital Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Max Capital Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Max Capital Debt Rating shall apply; (c) if

Max Capital has only one Max Capital Debt Rating, the Pricing Level that is one level lower than that of such Max Capital Debt Rating shall apply; and (d) if Max Capital does not have any Max Capital Debt Rating, Pricing Level 5 shall apply.

Each change in the Applicable Rate resulting from a publicly announced change in the Max Capital Debt Rating shall be effective during the period commencing on the date of the public announcement of each upgrade or downgrade and ending on the date immediately preceding the effective date of the next such change.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate for a one-month Interest Period commencing on such day plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing Base” means with respect to any Pledgor on any date of determination, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral of such Pledgor.

“Cash” means (a) Dollars held in a Collateral Account or (b) any overnight or other investment money market funds of the Financial Institution (or an Affiliate of such Financial Institution) at which a Collateral Account is held.

“Cash Equivalents” means, at any time:

(a) time deposits, certificates of deposit or money market deposits, maturing not more than two years after the date of determination, which are issued by a financial institution which is rated at least AA- by S&P or Aa3 by Moody’s (whether or not a Lender);

(b) any repurchase agreement with a term of one year or less which

(i) is entered into with

(A) any Lender, or

(B) any other commercial banking institution which is rated at least BBB- by S&P or Baa3 by Moody’s or 2 or above by the National Association of Insurance Commissioners, and

(ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) that has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(c) investments in money market funds that invest solely in Cash Equivalents described in clauses (a) and (b); and

(d) investments in short-term asset management accounts offered by any Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Borrowers) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 51% or more of the equity securities of Max Capital entitled to vote for members of the board of directors or equivalent governing body of Max Capital on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) without regard to the voting limitations set forth in the Organization Documents of Max Capital;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Max Capital cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) Max Capital fails to own, directly or indirectly, free and clear of all Liens, 100% of the Equity Interests of Max Bermuda, the Parent, Harbor Point Re, Harbor Point

U.S. Holdings, HPRe US and each Person who becomes a “Designated Borrower” without regard to any voting limitations set forth in the Organization Documents of such Subsidiary.

“Collateral” means, with respect to any Pledgor, all property and assets with respect to which a security interest is purported to be granted in favor of the Administrative Agent pursuant to a Security Agreement executed by such Pledgor.

“Collateral Account” means, with respect to any Pledgor, any account at a Financial Institution as to which such Financial Institution, such Pledgor and the Administrative Agent have entered into a Control Agreement.

“Consolidated Net Income” means, for any period, for Max Capital and its Subsidiaries on a consolidated basis, the net income of Max Capital and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period calculated in accordance with GAAP.

“Control Agreement” means, with respect to any Pledgor, an agreement between such Pledgor, the applicable Financial Institution and the Administrative Agent with respect to any deposit or securities account of such Pledgor in which a security interest is purported to be granted to the Administrative Agent pursuant to a Security Agreement in form and substance reasonably acceptable to the Administrative Agent.

“Designated Borrower” means any Subsidiary of Max Capital who prior to the First Amendment Effective Date or thereafter becomes a party to this Agreement pursuant to Section 2.14.

“Eligible Collateral” means Cash, Cash Equivalents, Commercial Paper, MBS Investments, Corporate/Municipal Securities, Government Debt and G7 Securities which (a) have the required rating as set forth on Schedule 1.03, (b) are capable of being marked to market on a daily basis and (c) are held in a Collateral Account.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any

Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to (a) any Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (b) any Base Rate Loan, the BBA LIBOR at approximately 11:00 a.m., London time, on the date of determination for Dollar deposits being delivered in the London interbank eurodollar market for a term of one month commencing that day. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Existing Letters of Credit” means all Letters of Credit outstanding on the Amalgamation Date.

“Fair Market Value” means (a) with respect to any publicly traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal (Midwest Edition) or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to Cash, Cash Equivalents and Commercial Paper, the amounts thereof, and (c) with respect to any Investment (other than those set forth in clauses (a), and (b)), the price for such Investment on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular Investment, any other source specified by Max Capital to which the Administrative Agent does not reasonably object). With respect to Investments denominated in a currency other than Dollars, the Dollar equivalent thereof (using a method agreed upon by Max Capital and the Administrative Agent) shall be used for purposes of determining the Fair Market Value of such Investment.

“Foreign Benefit Plan” means any employee benefit plan, pension plan or welfare plan not subject to ERISA which is maintained or contributed to for the benefit of the employees of a Credit Party or its Subsidiaries which, under applicable law, (a) is required to be funded through a trust or similar funding vehicle or (b) creates or could result in a Lien on any property of a Credit Party or any of its Subsidiaries.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that (i) obligations of Max Bermuda or any other Insurance Subsidiary (including without limitation any guarantee by Max Capital or any of its Subsidiaries of such Person’s Insurance Subsidiaries’ obligations thereunder) under Primary Policies, Reinsurance Agreements and Retrocession Agreements (including security posted to secure obligations thereunder), (ii) obligations of Max Capital or any of its Subsidiaries to guarantee payment of any real property lease for office premises entered into by a direct or indirect Subsidiary of such Person in the ordinary course of business, (iii) obligations of Max Capital or any of its Subsidiaries arising in the ordinary course of business pursuant to letters to certain insurers, reinsurers and insurance brokers to contribute or cause to be contributed sufficient capital surplus to any direct or indirect Subsidiary of such Person in the event that such Subsidiary is unable or unwilling in whole or in part for financial reasons to make payment of any of its claims, losses or expenses pursuant to Primary Policies on or Reinsurance Agreements issued to clients of the addressees of such letters and (iv) agreements by Max Bermuda or any other Insurance Subsidiary in favor of any of its Insurance Subsidiaries to maintain the capital of such Insurance Subsidiary at 150% of the required regulatory level (collectively, the “Permitted Transactions”) shall not be deemed to be Guarantees or constitute Indebtedness of such Person for the purposes of this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, provided that the amount of any Guarantee described in clause (b) of the immediately preceding sentence shall be the lesser of (x) the fair market value of such assets at such date of determination (determined in good faith by Max Capital) and (y) the amount of such Indebtedness or other obligation of such other Person. The term Guarantee as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments and all obligations of such Person in respect of letters of credit;

(c) all obligations of such Person under any Swap Contract or Total Return Equity Swap;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person. Indebtedness shall not include (i) obligations arising from the honoring of a check, draft or similar instrument against insufficient funds provided such obligation is extinguished within three Business Days of its incurrence, (ii) obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement or Retrocession Agreement, or (iii) compensatory grants of equity awards in respect of Max Capital’s Equity Interests (including, without limitation, options, restricted stock and restricted stock units) on account of the performance of services.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable Issuing Party and (x) in the case of Letters of Credit issued for its own account, the applicable Borrower, (y) in the case of Letters of Credit issued for the account of an Insurance Subsidiary of Harbor Point Re, Harbor Point Re, or (z) in the case of Investment Entity Letters of Credit, Harbor Point Re and the Investment Entity for whose account such Investment Entity Letter of Credit is issued, or in favor of the Applicable Issuing Party relating to any such Letter of Credit.

“L/C Applicant” means (a) a Borrower with respect to Letters of Credit issued for its account, (b) in the case of a Letter of Credit requested for the account of an Insurance Subsidiary of Harbor Point Re, Harbor Point Re, and (c) in the case of an Investment Entity Letter of Credit, Harbor Point Re and the Investment Entity for whose account such Investment Entity Letter of Credit is to be issued.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Security Agreement, each Control Agreement, each Designated Borrower Request and Assumption Agreement, each Guaranty and the Fee Letters.

“Loan Sublimit” means $250,000,000.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, properties, results of operations or condition (financial or otherwise) of Max Capital and its Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform its payment or other material obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the legality, validity or enforceability of this Agreement or any of the other Loan Documents against any Credit Party party thereto or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Insurance Subsidiary” means Max Bermuda, Harbor Point Re, HPRe US and each other Insurance Subsidiary whose consolidated total assets or total revenues exceed 5% of the consolidated total assets or total revenues of Max Capital and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b); provided, however that prior to the date after the Amalgamation Date on which financial statements are provided as required in Section 6.01, the Pro Forma Financial Statements shall be used.

“Material Party” means each Credit Party, each Material Insurance Subsidiary and each other Subsidiary whose consolidated total assets or total revenues exceed 5% of the consolidated total assets or total revenues of Max Capital and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b); provided, however that prior to the date after the Amalgamation Date on which financial statements are provided as required in Section 6.01, the Pro Forma Financial Statements shall be used.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Parent” means (a) prior to the Amalgamation, Harbor Point Limited and (b) after the Amalgamation, the Amalgamated Company, a Bermuda company resulting from the amalgamation of Amalco Sub and Harbor Point Limited.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Credit Party or any ERISA Affiliate or to which a Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by a Credit Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Secured Letter of Credit” means a Letter of Credit issued at the request of a Borrower which has been designated as a “Secured Letter of Credit” in the applicable Letter of Credit Application. A Letter of Credit may be designated as a Secured Letter of Credit under either the Secured Sublimit or the Unsecured Sublimit. All Investment Entity Letters of Credit must be Secured Letters of Credit.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit J with such changes therein as may be agreed to by the Administrative Agent and any Pledgor which may be entered into from time to time between the Administrative Agent and such Pledgor.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Max Capital.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, property catastrophe futures or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement.

“Threshold Amount” means $50,000,000.

2.3 Amendments to Section 1.01 Consisting of Deleting Definitions. The following definitions in Section 1.01 of the Existing Credit Agreement are hereby deleted: Agency Security, Consolidated Debt, Debt to Capital Ratio, Government Securities, Internal Control Event, Listing, Municipal Securities, Registered Public Accounting Firm, Reinstatement Premiums, Shareholder’s Equity.

2.4 Amendment to Section 2.01 (Commitments). Section 2.01 of the Existing Credit Agreement is amended in its entirety to read as follows:

On and subject to the terms and conditions set forth herein, (a) each Lender severally agrees to make loans (each such loan, a “Loan”) to the Parent, Harbor Point Re, Harbor Point U.S. Holdings, HPRe US and, upon receipt of all required consents under Section 2.14, each Designated Borrower, in Dollars from time to time, on any Business Day during the Availability Period in such Lender’s Applicable Percentage of such aggregate amounts as the Parent may from time to time request in an amount not to exceed the Loan Sublimit, (b) each Lender that is not a Participating Bank severally agrees to issue, extend and renew in such Lender’s Applicable Percentage, Several Letters of Credit at the request of and for the account of the Parent, Harbor Point Re (or at the request of Harbor Point Re for the account of any of its Insurance Subsidiaries), Harbor Point U.S. Holdings, HPRe US, each Designated Borrower or, subject to satisfaction of the provisions of Section 4.02(f), Harbor Point Re and such Investment Entity (on a joint and several basis), from time to time during the Availability Period and the Fronting Bank hereby agrees that it shall be severally (and not jointly) liable for an amount equal to its Applicable Percentage plus each Participating Bank’s Applicable Percentage and each Participating Bank hereby agrees to purchase a risk participation in the obligations of the Fronting Bank under any such Several Letter of Credit in an amount equal to such Participating Bank’s Applicable Percentage, and (c) each Fronting Bank agrees to issue, extend and renew Fronted Letters of Credit for the account of the Parent, Harbor Point Re (or at the request of Harbor Point Re for the account of any of its Insurance Subsidiaries), Harbor Point U.S.

Holdings, HPRe US, each Designated Borrower or, subject to satisfaction of the provisions of Section 4.02(f), Harbor Point Re and such Investment Entity (on a joint and several basis), from time to time during the Availability Period and each Lender agrees to purchase risk participations in the obligations of the relevant Fronting Bank under the Fronted Letters of Credit as more fully set forth in Section 2.03; provided, however, that after giving effect to any Credit Extension pursuant to this Section 2.01,

(A) the Total Outstanding Amount shall not exceed the Aggregate Commitments,

(B) the aggregate Total Outstanding Amount of any Lender shall not exceed such Lender’s Commitment,

(C) the aggregate outstanding principal amount of Loans shall not exceed the Loan Sublimit,

(D) the Total Unsecured Outstanding Amount shall not exceed the Unsecured Sublimit,

(E) the stated amount of all Secured Letters of Credit issued for the account of a Borrower (including, in the case of Harbor Point Re, Secured Letters of Credit issued for the account of any of its Insurance Subsidiaries) shall not exceed such Borrower’s (or applicable Collateral Provider’s) Borrowing Base,

(F) the stated amount of all Investment Entity Letters of Credit shall not exceed the Investment Entity Letter of Credit Sublimit,

(G) the stated amount of all Investment Entity Letters of Credit issued for the account of an Investment Entity shall not exceed such Investment Entity’s Borrowing Base, and

(H) the stated amount of all Letters of Credit denominated in an Alternative Currency shall not exceed the Alternative Currency LC Sublimit.

All Existing Letters of Credit shall become Secured Letters of Credit on the Amalgamation Date. Within the foregoing limits, and subject to the terms and conditions hereof, an L/C Applicant’s ability to obtain Letters of Credit shall be fully revolving and accordingly an L/C Applicant may during the Availability Period obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Within the limits of this Section 2.01 and subject to the other terms and conditions hereof, a Borrower may borrow Loans under this Section 2.01, prepay Loans under Section 2.04 and reborrow Loans under this Section 2.01.

2.5 Amendment to Section 2.03 (Procedures for Issuance and Amendment of Letters of Credit). Section 2.03 of the Existing Credit Agreement is amended as follows:

(a) Section 2.03(a)(i) of the Existing Credit Agreements is amended in its entirety to read as follows:

(i) Subject to Section 2.01, each Letter of Credit shall be issued or amended, as the case may be, upon the request of an L/C Applicant delivered to (x) a Fronting Bank, in the case of

Fronted Letters of Credit and (y) the L/C Administrator, in the case of Several Letters of Credit (with a copy in each case to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such L/C Applicant (and in the case of Investment Entity Letters of Credit, by a Responsible Officer of both Harbor Point Re and the Investment Entity for whose account such Investment Entity Letter of Credit will be issued). Such Letter of Credit Application must be received by the Applicable Issuing Party and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit is to be a Fronted Letter of Credit or a Several Letter of Credit (it being agreed that (x) all Letters of Credit issued in an Alternative Currency shall be Fronted Letters of Credit and (y) in the case of Several Letters of Credit, in the event a Lender advises the L/C Administrator that such Lender is a Participating Bank, such Participating Bank’s Applicable Percentage of such Several Letter of Credit will be issued by the Fronting Bank); (H) whether such Letter of Credit shall be issued under the rules of the ISP or the UCP; (I) the name of the account party, (J) whether such Letter of Credit will be a Secured Letter of Credit, and (K) such other matters as the Applicable Issuing Party may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Applicable Issuing Party may require. Additionally, the applicable L/C Applicant shall furnish to the Applicable Issuing Party and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable Issuing Party or the Administrative Agent may require. In the event Harbor Point Re requests that a Letter of Credit be issued for the account of any of its Insurance Subsidiaries, Harbor Point Re shall be liable for all Obligations under such Letter of Credit and, if issued as a Secured Letter of Credit shall be required to post Collateral in compliance with Sections 2.01(E) and 6.11 with respect to such Letter of Credit, as if it had been issued for the account of Harbor Point Re itself. In the event an Investment Entity Letter of Credit is requested to be issued for the account of an Investment Entity, Harbor Point Re shall be jointly and severally liable with such Investment Entity for all Obligations under such Investment Entity Letter of Credit as if it had been issued for the account of Harbor Point Re itself.

(b) Section 2.03(g)(iv) of the Existing Credit Agreement is amended in its entirety and a new subclause (v) is added as follows:

(iv) On the Letter of Credit Expiration Date or, if earlier, the date the Obligations are accelerated pursuant to Section 8.02, and until the final expiration date of any Letter of Credit which was not issued as a Secured Letter of Credit (each, an “Unsecured Letter of Credit”) and thereafter so long as any L/C Obligations with respect to such Unsecured Letters of Credit are outstanding, Harbor Point Re shall or, if permitted under applicable law, shall cause the applicable L/C Applicant to, Cash Collateralize the L/C Obligations in respect of Unsecured Letters of Credit of such L/C Applicant in an amount equal to 102% of the outstanding L/C Obligations with respect to such Unsecured Letters of Credit.

(v) Subsection 8.02(c) sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Fronting Banks and the Lenders, as collateral for the applicable L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Fronting Banks (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each L/C Applicant providing cash collateral hereby grants to the Administrative Agent, for the benefit of the Fronting Banks and the Lenders, a security interest in all such cash, deposit accounts and all balances therein provided by such L/C Applicant and all proceeds of the foregoing to secure the prompt and complete payment and performance of the respective L/C Obligations for which such Collateral was deposited. Cash Collateral shall be maintained in blocked collateral accounts at Bank of America, and the Administrative Agent will, at the request of Harbor Point Re, invest any funds on deposit from time to time in any such collateral account in Cash Equivalents having a maturity not exceeding 30 days (and funds earned on such Cash Equivalents shall be deposited into such collateral account).

2.6 Amendment to Section 2.08 (Fees). Sections 2.08(a) and (b) of the Existing Credit Agreement are amended in their entirety to read a follows:

(a) Commitment Fee. The Parent and Harbor Point Re shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to (i) with respect to the Secured Sublimit, an amount equal to the Applicable Rate times the Dollar Equivalent of the actual daily amount by which the Secured Sublimit exceeds the Total Secured L/C Obligations and (ii) with respect to the Unsecured Sublimit, an amount equal to the Applicable Rate times the Dollar Equivalent of the actual daily amount by which the Unsecured Sublimit exceeds the sum of (x) the Total Unsecured Outstanding Amount plus (y) the amount by which the Total Secured L/C Obligations exceed the Secured Sublimit. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Amalgamation Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Utilization Fee. The Parent shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a utilization fee equal to the Applicable Rate times the aggregate principal amount of outstanding Loans (the “Total Loan Outstandings”) on each day that the Total Loan Outstandings exceed 50% of the actual daily amount of the Loan Sublimit then in effect (or, if terminated, in effect immediately prior to such termination). The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Amalgamation Date, and on the Maturity Date. The Utilization Fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Rate for each period during which such Applicable Rate was in effect. The Utilization Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

2.7 Amendment to Section 2.09 (Computation of Fees and Interest). Section 2.09 of the Existing Credit Agreement is amended in its entirety to read as follows:

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.8 Amendment to Section 2.13 (Increase in Commitments). Section 2.13(a) of the Existing Credit Agreement is amended in its entirety to read as follows:

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Parent may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $150,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Parent may make a maximum of three such requests and (iii) all increases in the Aggregate Commitments pursuant to this Section 2.13 shall increase the Secured Sublimit. At the time of sending such notice, the Parent (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

2.9 Amendment to Section 4.02 (Conditions to All Credit Extensions). Section 4.02 of the Existing Credit Agreement is amended as follows:

(a) Sections 4.02 (a), (b) and (c) of the Existing Credit Agreement are amended in their entirety to read as follows:

(a) The representations and warranties of the Credit Parties contained in Article V (other than Sections 5.05(b)) or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall have occurred and be continuing or will result from the making of the Credit Extensions and no Default or Event of Default shall have occurred and be continuing under the Max Capital Credit Documents or will result from the making of the Credit Extensions.

(c) The Administrative Agent and, if applicable, the Applicable Issuing Party shall have received a Request for Credit Extension in accordance with the requirements hereof and, if a Secured Letter of Credit is being requested, (i) such Applicable Issuing Party (or, subject to compliance with Section 6.11(c), the applicable Collateral Provider) shall have executed a Security Agreement and Control Agreement and the Administrative Agent shall have received such opinions with respect thereto as the Administrative Agent may reasonably request and (ii) the Administrative Agent shall have received a Borrowing Base Certificate calculated as of the most recent Business Day in accordance with the requirements hereof and demonstrating compliance with Section 6.11 with respect to such Borrower (or, subject to compliance with Section 6.11(c), the applicable Collateral Provider).

(b) Section 4.02(e)(i) of the Existing Credit Agreement is amended in its entirety to read as follows:

(i) a Designated Borrower Request and Assumption Agreement executed by such Designated Borrower and the Parent and a Security Agreement and Control Agreement executed by such Designated Borrower,

(c) Section 4.02(g)(i) of the Existing Credit Agreement is amended in its entirety to read as follows:

(i) a certificate of a Responsible Officer of the Parent confirming that no event of the type described in Sections 8.01(c), (d) or (l) has occurred and is continuing with respect to such Investment Entity; and

2.10 Amendment to Article V. The introductory paragraph of Article V of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

Each Borrower represents and warrants solely with respect to itself and its respective Subsidiaries (provided that (x) only the Parent and Harbor Point Re make the representation in Section 5.16 with respect to each Investment Entity which is a Pledgor, and (y) only the Parent makes the representations in Sections 5.05 and 5.10) to the Administrative Agent and the Lenders that:

2.11 Amendment to Section 5.05 (Projections, etc). Section 5.05 of the Existing Credit Agreement is amended in its entirety to read as follows:

5.05 Financial Statements.

(a) The audited consolidated balance sheet and related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2009 of (x) Max Capital and its Subsidiaries and (y) Harbor Point Re and its Subsidiaries (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present in all material respects the financial condition of Max Capital and its Subsidiaries or Harbor Point Re and its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.

(b) The Pro Forma Financial Statements reflect adjustments made on a pro forma basis to give effect to the consummation of the Amalgamation in accordance with Regulation S-X of the Securities Act of 1933. The Pro Forma Financial Statements have been prepared based on stated assumptions made in good faith and having a reasonable basis set forth therein, present fairly in all material respects the consolidated financial condition of Max Capital and the Parent and their Subsidiaries on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the Amalgamation.

2.12 Amendment to Section 5.10. Section 5.10 of the Existing Credit Agreement is amended in its entirety to read as follows:

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification. The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than (x) premiums due and not delinquent under Section 4007 of ERISA and (y) required contributions thereto); (iii) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in material liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) With respect to any Foreign Benefit Plan, (i) except as could not reasonably be expected to have a Material Adverse Effect, each Foreign Benefit Plan is in compliance in all material respects with applicable law, (ii) the aggregate of the accumulated benefit obligations under all Foreign Benefit Plans does not exceed the current fair market value of the assets held in the trust or similar funding vehicles for such Foreign Benefit Plans in an amount in excess of the Threshold Amount, and (iii) reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Benefit Plan is maintained. There are no material actions, suits or claims (other than routine claims for benefits) pending, or to the knowledge of the Parent threatened against it or any of its Subsidiaries with respect to any Foreign Benefit Plan which could reasonably be expected to result in a Material Adverse Effect.

2.13 Amendment to Section 5.12 (Margin Regulations; Investment Company Act; Investment Business Act. Section 5.12(b) of the Existing Credit Agreement is amended by inserting the words “of the Parent” after the word “Subsidiary”.

2.14 Amendment to Section 5.16 (First Priority Interest). Section 5.16 of the Existing Credit Agreement is amended in its entirety to read as follows:

The Administrative Agent, for the benefit of itself, the Fronting Banks, the L/C Issuers, the L/C Administrator and the Lenders, has a first priority (subject only to Liens of the type described in Sections 7.08(b) and (o)) perfected security interest in the Collateral pledged by each Pledgor pursuant to its respective Security Agreement.

2.15 Amendments to Covenants and Events of Default. Articles VI, VII and VIII of the Existing Credit Agreement are hereby amended by substituting Annex A attached hereto therefor.

2.16 Amendments to Schedules. Schedule 1.03 (Borrowing Base Calculation) of the Existing Credit Agreement is hereby amended by substituting Schedule 1.03 attached hereto therefor. Schedule 1.04 (Concentration Limits) attached hereto is added as new Schedule 1.04.

ARTICLE III

CONDITIONS OF EFFECTIVENESS

3.1 The limited consent set forth in Article I of this Amendment shall become effective as of the date (the “Consent Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent shall have received a counterpart of this Amendment executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders (with fifteen counterparts to be delivered after the Consent Effective Date).

(b) The representations and warranties of the Borrowers contained in the Existing Credit Agreement (other than Section 5.05(b) and (c)) and the other Loan Documents are true and correct in all material respects as of the Consent Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) An amendment to the Max Capital Credit Agreement in substantially the same form as this Amendment has been executed and delivered by Max Capital, Max Bermuda, the Administrative Agent and the Required Lenders (as defined in the Max Capital Credit Agreement) and the conditions precedent set forth in Section 3.1 thereof shall have been satisfied).

(d) No Default or Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of Article I of this Amendment or the Amalgamation Agreement.

(e) There has not occurred since December 31, 2009 any Material Adverse Effect (as defined in the Existing Credit Agreement).

3.2 The amendments set forth in Article II of this Amendment shall become effective as of the date (the “First Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied or waived:

(a) The Administrative Agent shall have received the following (in such number as the Administrative Agent may deem appropriate):

(i) A Guaranty in substantially the form of Annex C to this Amendment executed and delivered by Max Capital, and, if required by the Administrative Agent in its sole discretion, Amalco Sub, pursuant to which such Person guarantees the Obligations of the Borrowers under the Credit Agreement;

(ii) A Security Agreement and Control Agreement executed and delivered by each Borrower (or such Borrower’s Collateral Provider) who has Secured Letters of Credit outstanding and the Administrative Agent;

(iii) Legal opinions of counsel to the Credit Parties (including, without limitation, opinions of New York and Bermuda counsel) as may be reasonably requested by the Administrative Agent;

(iv) A certificate of an Executive Officer of each Borrower certifying that after giving effect to the amendments in Article II and filing of the Amalgamation Agreement:

(A) No Default or Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of the amendments set forth herein or the Amalgamation;

(B) The representations and warranties (other than Sections 5.05(a) and (b) and Section 5.10, in each case, with respect to Max Capital) of the Credit Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the First Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(C) There are no material insurance regulatory proceedings pending or, to the knowledge of such Responsible Officer, threatened against Max Capital, Harbor Point, the Amalgamated Company or any Insurance Subsidiary in any jurisdiction; and

(D) There has not occurred since December 31, 2009 (x) any Material Adverse Effect described in clauses (b) or (c) of the definition thereof in the Existing Credit Agreement after giving effect to the amendment to such definition contained in this Amendment or (y) any Material Adverse Effect (as defined in Section 8.13 of the Amalgamation Agreement) on Max Capital and its Subsidiaries (after giving effect to the Amalgamation);

(v) A certificate of the secretary or an assistant secretary of each Credit Party (other than the Amalgamated Company), in form and substance reasonably satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation, memorandum of association (or another similar governing document) and all amendments thereto of such Credit Party, certified as of a recent date by the Registrar of Companies for the Bermuda Ministry of Finance, and that the same has not been amended since the date of such certification, (B) that attached thereto is a true and complete copy of the Bye-laws or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, and (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Agreement and the other Loan Documents (and, if applicable, the Amalgamation Agreement) to which such Credit Party is or becomes a party, and (D) as to the incumbency and genuineness of the signature of each officer of such Credit Party executing any such Loan Documents, and attaching all such copies of the documents described above;

(vi) A certificate of the secretary or an assistant secretary of the Amalgamated Company, in form and substance reasonably satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of the application for registration of an amalgamated company and resulting memorandum of association of the Amalgamated Company and that the same has been presented for filing with the Registrar of Companies for the Bermuda Ministry of Finance, (B) that attached thereto is a true and complete copy of the Bye-laws or similar governing document of the Amalgamated Company then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, and (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of the Amalgamated Company authorizing the execution, delivery of the Guaranty and the performance of the Guaranty, the Credit Agreement and the other Loan Documents to which it is a party, and (D) as to the incumbency and genuineness of the signature of each officer of the Amalgamated Company executing the Guaranty or any of the other Loan Documents, and attaching all such copies of the documents described above;

(vii) If there has been a material change from the Pro Forma Financial Statements delivered to the Lenders prior to the date of this Amendment, an update of such Pro Forma Financial Statements;

(viii) A Compliance Certificate executed by Max Capital calculated on a pro forma basis as of the date of the most recent year to date update of the Pro Forma Financial Statements after giving effect to the Amalgamation and this Amendment and certifying as to Max Capital Debt Rating;

(ix) A Borrowing Base Certificate executed by each Pledgor (or such Pledgor’s Collateral Provider) calculated as of the close of business one Business Day prior to the First Amendment Effective Date giving effect to the Amendments;

(x) The investment guidelines for Max Capital and its Subsidiaries which will be in effect on the Amalgamation Date;

(xi) Satisfactory confirmation from A.M. Best Company, Inc. that the current Financial Strength Rating of Max Bermuda and Harbor Point Re is “A-” (stable) or better (even if such Financial Strength Rating is different than the Financial Strength Rating, if any, required under the Amalgamation Agreement); and

(xii) True, complete and correct copies of the Amalgamation Agreement which shall be in full force and effect and shall not have been amended in a manner that is materially adverse to the Lenders since the Consent Effective Date (except for such amendments as have been approved by the Administrative Agent (with the consent of the Required Lenders)) and, to the extent not included as Exhibits to the Amalgamation Agreement, the other material documents required to be executed in connection with the Closing (as defined in the Amalgamation Agreement).

(b) All approvals, permits and consents of any Governmental Authorities (including, without limitation, all relevant Insurance Regulatory Authorities) in each jurisdiction where any of Max Capital, Amalco Sub, Harbor Point, Harbor Point Re, HPRe US or Max Bermuda underwrite or engage in material business or of other Persons (the failure of which to obtain would reasonably likely be materially detrimental to the Credit Parties or the Lenders), if any, required to be obtained prior to the Closing (as defined in the Amalgamation Agreement) in connection with the execution and delivery of the Amalgamation Agreement, this Amendment (including the effectiveness of the amendments herein) and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained (without the imposition of restrictions or conditions that are materially adverse to the Administrative Agent, the Fronting Bank or the Lenders with respect to the transactions contemplated hereby), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired or terminated, and no order, injunction or decree shall have been entered by, any Governmental Authority, in each case to enjoin, restrain, restrict, set aside or prohibit, or impose materially adverse conditions upon, the Amalgamation, this Amendment or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby that, in any case, would or would reasonably be expected to have a Material Adverse Effect described in clauses (b) or (c) of the definition thereof in the Existing Credit Agreement after giving effect to the amendment to such definition contained in this Amendment or any Regulatory Material Adverse Effect (as defined in the Amalgamation Agreement).

(c) All conditions precedent to the Effective Time (as defined in the Amalgamation Agreement) shall have been satisfied or otherwise waived (with the approval of the Administrative Agent, it being agreed that a change to the Financial Strength Rating condition precedent in the Amalgamation Agreement shall not require the consent of the Administrative Agent), all necessary filings in connection therewith shall have been made, and the First Amendment Effective Date will be the same as the Amalgamation Date.

(d) The “Third Amendment Effective Date” under the Max Capital Credit Agreement will occur concurrently with the First Amendment Effective Date hereunder and either (x) no amendments to other credit facilities of Harbor Point and its Subsidiaries or Max Capital and its Subsidiaries, as applicable, shall be necessary in connection with the consummation of the Amalgamation or (y) if any such amendments are required, such amendments are, or concurrently with the First Amendment Effective Date will become, effective.

(e) The Credit Parties shall have provided the Administrative Agent and the Lenders with all necessary information, documents and certificates as the Administrative Agent and the Lenders may reasonably request in order to comply with the Patriot Act and related “Know Your Customer” rules and regulations.

(f) There has not occurred since December 31, 2009 (i) any Material Adverse Effect described in clauses (b) or (c) of the definition thereof in the Existing Credit Agreement after giving effect to the amendment to such definition contained in this Amendment or (ii) any Material Adverse Effect (as defined in Section 8.13 of the Amalgamation Agreement) on Max Capital and its Subsidiaries (after giving effect to the Amalgamation).

(g) The representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the First Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(h) No Default or Event of Default has occurred and is continuing or will result from the effectiveness of the Amendments in Article II hereof or the Amalgamation Agreement.

(i) All fees and reasonable out-of-pocket expenses of the Administrative Agent and the Arranger (including, without limitation, reasonable and documented legal fees and expenses invoiced prior to such date) in connection with the First Amendment Effective Date shall have been paid.

(j) A letter from the process agent agreeing to the service of process terms of each Guaranty or other Loan Document requiring the same.

(k) Such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as the Administrative Agent shall have reasonably requested.

ARTICLE IV

CONFIRMATION OF REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants, on and as of the Consent Effective Date and the First Amendment Effective Date, that (i) the representations and warranties applicable to such Credit Party contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Consent Effective Date and the First Amendment Effective Date, both immediately before and after giving effect to the applicable provisions of this Amendment (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), (ii) this Amendment has been duly authorized, executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally, (iii) no Default or Event of Default shall have occurred and be continuing on the Consent Effective Date and the First Amendment Effective Date, both immediately before and after giving effect to the applicable provisions of this Amendment, (iv) the Credit Parties have heretofore furnished to the Administrative Agent true and complete copies of the Amalgamation Agreement (including all exhibits and schedules) and all amendments, modifications and waivers relating thereto (collectively, the “Amalgamation Documents”) and (v) as of the First Amendment Effective Date, none of the Amalgamation Documents has been amended, modified or supplemented, nor any condition or provision thereof waived, in each case in a manner materially adverse to the Lenders other than as approved by the Administrative Agent with the consent of the Required Lenders, and each such Amalgamation Document is in full force and effect, to the extent applicable.

ARTICLE V

ACKNOWLEDGEMENT AND CONFIRMATION OF THE CREDIT PARTIES

Each of the Credit Parties hereby confirms and agrees that, after giving effect to the applicable provisions of this Amendment, the Credit Agreement and the other Loan Documents remain in full force and effect and enforceable against the Credit Parties in accordance with their respective terms, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally and shall not be discharged, diminished, limited or otherwise affected in any respect, and represents and warrants to the Lenders that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Loan Documents, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Amendment. This acknowledgement and confirmation by the Credit Parties is made and delivered to induce the Administrative Agent and the Lenders to enter into this Amendment, and each of the Credit Parties acknowledges that the Administrative Agent and the Lenders would not enter into this Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE VI

MISCELLANEOUS

6.1 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

6.2 Full Force and Effect. Except as expressly amended hereby, the Existing Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. From and after the First Amendment Effective Date, any reference to the Credit Agreement or any of the other Loan Documents herein or in any Loan Document shall refer to the Existing Credit Agreement and Loan Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

6.3 Expenses. All reasonable fees and expenses of counsel to the Administrative Agent, and all reasonable out-of-pocket costs and expenses of the Administrative Agent, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Loan Documents delivered in connection herewith shall have been paid to the extent invoiced.

6.4 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

6.5 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6.6 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

6.7 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic “.pdf” file shall be effective as delivery of a manually executed counterpart hereof.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

HARBOR POINT LIMITED

By:	/S/ ANDREW COOK
Name:	Andrew Cook
Title:	Chief Financial Officer

HARBOR POINT RE LIMITED

By:	/S/ ANDREW COOK
Name:	Andrew Cook
Title:	Chief Financial Officer

HARBOR POINT REINSURANCE U.S., INC.

By:	/S/ JEFFREY L. WEBB
Name:	Jeffrey L. Webb
Title:	Treasurer

HARBOR POINT U.S. HOLDINGS, INC.

By:	/S/ JEFFREY L. WEBB
Name:	Jeffrey L. Webb
Title:	Treasurer

BANK OF AMERICA, N.A., as
Administrative Agent, Fronting Bank, L/C Administrator and Lender

By:	/S/ DEBRA BASLER
Name:	Debra Basler
Title:	Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Fronting Bank and Lender

By:	/S/ JOHN MCGILL
Name:	John McGill
Title:	Director

By:	/S/ MICHAEL CAMPITES
Name:	Michael Campites
Title:	Vice President

ING BANK N.V., LONDON BRANCH, as Lender

By:	/S/ N. J. MARCHANT
Name:	N. J. Marchant
Title:	Director

By:	/S/ M. E. R. SHERMAN
Name:	M. E. R. Sherman
Title:	Managing Director

THE BANK OF NEW YORK MELLON, as Lender

By:	/S/ MICHAEL PENSARI
Name:	Michael Pensari
Title:	Vice President

CITIBANK, N.A., as Lender

By:	/S/ CYNTHIA PRIEST
Name:	Cynthia Priest
Title:	Vice President

CREDIT SUISSE AG, NEW YORK BRANCH, F/K/A CREDIT SUISSE, NEW YORK BRANCH, as Lender

By:	/S/ JAY CHALL
Name:	Jay Chall
Title:	Director

By:	/S/ KARL M. STUDER
Name:	Karl M. Studer
Title:	Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

By:	/S/ FRANKLIN M. WESSINGER
Name:	Franklin M. Wessinger
Title:	Managing Director

Annex A

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any L/C Obligation, Loan or other Obligation hereunder (other than any contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Max Capital and each Credit Party shall, and shall to the extent required pursuant to the applicable provisions of this Article VI, cause each of their respective Subsidiaries to (provided that each Credit Party covenants solely with respect to itself and its respective Subsidiaries):

Reports, Certificates and Other Information. Furnish or cause to be furnished to the Administrative Agent for distribution to the Lenders:

GAAP Financial Statements:

Within 45 days after the close of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ending after the Amalgamation Date (A) of Harbor Point Re, a copy of the unaudited consolidated balance sheets of Harbor Point Re and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of a Responsible Officer of Harbor Point Re that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the consolidated results of operations and cash flows of Harbor Point Re and its Subsidiaries as at the end of such fiscal quarter and for the period then ended, (B) of Max Capital, a copy of the unaudited consolidated balance sheets of Max Capital, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of a Responsible Officer of Max Capital that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the consolidated results of operations and cash flows of Max Capital as at the end of such fiscal quarter and for the period then ended and (C) of the Parent, a copy of the unaudited consolidated balance sheets of the Parent, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of a Responsible Officer of the Parent that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the consolidated results of operations and cash flows of the Parent as at the end of such fiscal quarter and for the period then ended.

Within 90 days after the close of each fiscal year beginning with the fiscal year ended 2009, (A) of Harbor Point Re, a copy of the annual audited consolidated financial statements of Harbor Point Re and its Subsidiaries consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by Max Capital and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the results of operations and cash flows of Harbor Point Re and its Subsidiaries as at the end of such year and for the period then ended, (B) of Max Capital, a copy of the annual audited financial statements of Max Capital consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by Max Capital and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the results of operations and cash flows of Max Capital as at the end of such year and for the period then ended and (C) of the Parent, a copy of the annual audited financial statements of the Parent consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by Max Capital and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the results of operations and cash flows of the Parent as at the end of such year and for the period then ended.

SAP Financial Statements. Within 30 days after the transmittal thereof to any Governmental Authority, any Annual Statement or quarterly statutory statements required to be delivered to such Governmental Authority by a Credit Party or any Material Insurance Subsidiary prepared in conformity with the requirements thereof.

Monthly Report and Borrowing Base Certificate. As soon as available, but in any event within 25 days after the end of each calendar month of each fiscal year, (i) a report listing each Pledgor’s Eligible Collateral and (ii) a Borrowing Base Certificate executed by a Responsible Officer. For purposes of such report and of completing the Borrowing Base Certificate required under this Section 6.01(c), Eligible Collateral shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered.

SEC Filings, etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Max Capital or any other Credit Party (except (i) any stockholder reports prepared internally for Subsidiaries (and not for the use of or distribution to third parties) and (ii) notices given pursuant to the management rights letter agreements between Max Capital or any other Credit Party and certain shareholders), and copies of all annual, regular, periodic and special reports and registration statements which Max Capital or any other Material Party may file or be required to file with the SEC under Section 13 or 15 of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

Additional Borrowing Base Certificates. Promptly, at the request of the Administrative Agent, a Borrowing Base Certificate for any given Business Day executed by a Responsible Officer of each Pledgor (or such Pledgor’s Collateral Provider).

Notice of Default, etc. Promptly (and in any event within two Business Days) after any Responsible Officer of any Credit Party knows or has reason to know of the existence of any Default, any ERISA Event or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default, ERISA Event or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two Business Days;

Other Information. The following certificates and other information which shall be delivered promptly after (and in any event within five Business Days after) receipt of:

Copies of any financial examination reports by a Governmental Authority with respect to any Material Insurance Subsidiary relating to the insurance business of such Material Insurance Subsidiary (when, and if, prepared); provided, interim reports shall only be required to be delivered hereunder at such time as such Credit Party has knowledge that a final report will not be issued and delivered to the Administrative Agent within 90 days of any such interim report.

Copies of all filings (other than nonmaterial filings) with Governmental Authorities by any Material Insurance Subsidiary, including, without limitation, filings which seek approval of Governmental Authorities with respect to transactions between any Credit Party or any Material Insurance Subsidiary and its Affiliates.

Notice of proposed or actual suspension, termination or revocation of any material license of any Material Insurance Subsidiary by any Governmental Authority or of receipt of notice from any Governmental Authority notifying a Credit Party or any Material Insurance Subsidiary of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits any Credit Party or any Material Insurance Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of any Credit Party or any Material Insurance Subsidiary to conduct its business.

Notice of any pending or threatened (in writing) investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of any Credit Party or any Material Insurance Subsidiary.

Notice of any actual or, to the knowledge of any Credit Party, proposed material changes in the Insurance Code governing the investment or dividend practices of any Credit Party or any Material Insurance Subsidiary that could reasonably be expected to adversely affect such Person in any material respect.

Notice of any material change in accounting policies or financial reporting practices by Max Capital or any other Credit Party except as required or permitted by GAAP or SAP, as applicable.

Promptly upon the announcement thereof, any change in the Max Capital Debt Rating or in the Financial Strength Rating of Max Bermuda, Harbor Point Re or HPRe US.

Compliance Certificates. Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Sections 6.01(a)(i) and 6.01(a)(ii), for each fiscal quarter and fiscal year of the Borrowers, and at any other time no later than ten Business Days following a written request of the Administrative Agent, a duly completed Compliance Certificate, signed by the chief executive officer, chief financial officer, chief risk officer or chief operating officer of Max Capital.

Notice of Litigation, License, etc. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by Max Capital or any other Credit Party with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) the institution of, or any adverse determination in, any litigation or arbitration proceeding with respect to a Reinsurance Agreement or Primary Policy (x) issued by Max Bermuda or any of its Subsidiaries involving unreserved claims in excess of 10% of Max Bermuda’s Net Worth, (y) issued by Insurance Subsidiaries of Max US Holdings involving unreserved claims in excess of 10% of Max Capital’s Net Worth, or (z) issued by Insurance Subsidiaries of the Parent involving unreserved claims in excess of 10% of the Parent’s Net Worth; (iii) the commencement of any dispute which could reasonably be expected to lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Loan Document; or (iv) any event which could be reasonably expected to have a Material Adverse Effect.

Other Information. From time to time such other information concerning Max Capital and its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a)(i) or (ii) or Section 6.01(d) (to the extent any such documents are included in materials otherwise filed with the

SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on Max Capital’s or Max Bermuda’s respective website on the Internet at the respective website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(h) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Fronting Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to either Borrower or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to either Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Corporate Existence, Foreign Qualification; Permits. (a) Preserve, renew and maintain in full force and effect the legal existence and good standing of each Credit Party and each Material Subsidiary under the laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of the respective businesses of each Credit Party and each Material Subsidiary, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Books, Records and Inspections. (a) Maintain proper books of record and account, in which materially complete, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Max Capital or such Subsidiary, as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Max Capital or such Subsidiary, as the case may be; and (c) permit designated representatives of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrowers shall be given the opportunity to participate in any discussion or meeting with such independent accountants so long as no Event of Default then exists), all at the expense of the Administrative Agent and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that during the continuance of an Event of Default, the Administrative Agent (or any of its designated representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Max Capital, insurance with respect to its properties that are material to the business of Max Capital and the other Credit Parties taken as a whole against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Payment of Obligations. Pay, and cause each Material Party to pay, and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted under Section 7.08; and (c) all Indebtedness in excess of the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Compliance with Laws. Comply in all material respects with all Requirements of Law, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to comply with clause (a) and/or (b) could not reasonably be expected to have a Material Adverse Effect.

Conduct of Business. Engage primarily in the insurance and reinsurance business and such other businesses described in the Proxy Statement.

Use of Credit Extensions. Use the proceeds of all Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document and not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Further Assurances. Promptly upon the request of the Administrative Agent, the Parent (and Harbor Point Re with respect to each Investment Entity for which it has requested a Secured Letter of Credit) shall cause each Pledgor to execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Administrative Agent may reasonably request from time to time in order to ensure that the Secured L/C Obligations of such Pledgor (plus, subject to compliance with Section 6.11(c), the Secured L/C Obligations of any Collateral Beneficiary for which such Pledgor is a Collateral Provider) are secured by a first priority (subject only to Liens described in Sections 7.08(b) and (o)) perfected interest in the assets of such Pledgor stated to be pledged pursuant to its Security Agreement and to perfect and maintain the validity, effectiveness and priority of its Security Agreement and the Liens intended to be created thereby. Notwithstanding any provision of a Control Agreement to the contrary, without the prior written consent of the Administrative Agent, no Pledgor shall give directions or entitlement orders, as applicable, to the Financial Institution party to any applicable Control Agreement to make a delivery to such Pledgor or any other Person of assets or properties (other than dividends and interest on the Eligible Collateral) from such Pledgor’s Collateral Account except in connection with the sale, investment or reinvestment of Eligible Collateral the proceeds of which will be deposited into such Pledgor’s Collateral Account. The Administrative Agent, on behalf of the Lenders, agrees that provided (i) no Event of Default exists and is continuing and (ii) after giving effect to the proposed delivery, the Borrowing Base of such Pledgor is equal to or in excess of the Secured L/C Obligations of such Pledgor (plus, subject to compliance with Section 6.11(c), the Secured L/C Obligations of any Collateral Beneficiary for which such Pledgor is a Collateral Provider), the Administrative Agent shall consent to any such delivery within one Business Day after such request.

Collateral Requirements. (a) The Parent (and Harbor Point Re with respect to each Investment Entity for which it has requested a Secured Letter of Credit) shall cause each Pledgor’s Borrowing Base (unless such Pledgor is a Collateral Beneficiary) at all times to be equal to or greater than the Secured L/C Obligations of such Pledgor (plus, subject to compliance with Section 6.11(c), the Secured L/C Obligations of any Collateral Beneficiary for which such Pledgor is a Collateral Provider). If at any time a Pledgor’s Borrowing Base is less than its Secured L/C Obligations (plus, subject to compliance with Section 6.11(c), the Secured L/C Obligations of any Collateral Beneficiary for which such Pledgor is a Collateral Provider), the Parent (and Harbor Point Re with respect to each Investment Entity for which it has requested a Secured Letter of Credit) will cause such Pledgor (or such Pledgor’s Collateral Provider if such

Pledgor is a Collateral Beneficiary) to immediately (and in any event within two Business Days) deposit into its Collateral Account Eligible Collateral or reduce its Secured L/C Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess. At any time on or after the Commitment Termination Date, at the request of the Administrative Agent, the Parent (and Harbor Point Re with respect to each Investment Entity) shall cause such Pledgor (or such Pledgor’s Collateral Provider if such Pledgor is a Collateral Beneficiary) to take such actions as may be necessary to ensure that its Collateral consists solely of Cash and Cash Equivalents.

The minimum weighted average credit quality rating of the Eligible Collateral in each Collateral Account shall be at least AA/Aa2 or the equivalent and the Eligible Collateral in each Collateral Account shall not exceed the Concentration Limits; provided, however, that a Pledgor shall not be in violation of this Section 6.11(b) if such violation occurs as a result of a change in the Fair Market Value or ratings of such Eligible Collateral (as opposed to a change in the makeup of such Eligible Collateral) unless such deficiency exists for 30 days.

Any Borrower other than an Insurance Subsidiary organized in the United States (a “Collateral Provider”) may post Collateral (the “Provided Collateral”) to secure all the Secured L/C Obligations of another Borrower (the “Collateral Beneficiary”) provided that the Administrative Agent shall have received such documents, certificates and opinions as it deems necessary in its sole discretion in order to ensure that (i) such Collateral Provider has the necessary corporate and regulatory authority to post the Provided Collateral on behalf of such Collateral Beneficiary, (ii) the Security Agreement of such Collateral Provider specifically secures the Secured L/C Obligations of such Collateral Beneficiary, (iii) the Administrative Agent shall have the right to enforce the Lien on the Provided Collateral in the same manner and with the same priority as if such Collateral had been posted to secure the Collateral Provider’s Secured L/C Obligations, (iii) the Collateral Beneficiary shall have no right to give directions to the Administrative Agent with respect to the Provided Collateral, (iv) such Collateral Provider shall provide all of the Collateral required by the Collateral Beneficiary, and (v) such other matters as the Administrative Agent may deem appropriate under the circumstances.

OFAC; PATRIOT Act Compliance. In each case only if and to the extent that it is subject to OFAC (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any L/C Obligation, Loan or other Obligation hereunder (other than any contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Max Capital and each Credit Party shall not, and, to the extent expressly required pursuant to the applicable provisions of this Article VII, shall not permit any of its respective Subsidiaries to

(provided that each Credit Party covenants solely with respect to itself and its respective Subsidiaries):

Minimum Net Worth. Permit the Net Worth of Max Capital and its consolidated Subsidiaries to be less than the sum of (a) the Minimum Net Worth, plus (b) an amount equal to 25% of positive Consolidated Net Income of Max Capital in each fiscal quarter of the applicable fiscal year ending after the Amalgamation Date, plus (c) an amount equal to 50% of the aggregate increases in shareholders’ equity of Max Capital by reason of the issuance and sale of Equity Interests in Max Capital, or other capital contributions in each fiscal quarter of the applicable fiscal year ending after the Amalgamation Date. The initial Minimum Net Worth shall be an amount equal to 70% of the pro forma Net Worth as of the most recent fiscal quarter ending prior to the Amalgamation Date shown on the Pro Forma Financial Statements minus, in the event that an extraordinary dividend is paid by Max Capital or Max Capital repurchases some of its Equity Interests on or before the date which is twelve months following the Amalgamation Date, the lesser of (x) 70% of the amount of such dividend payment and stock repurchase payment and (y) $350,000,000. Commencing on the first date after the Amalgamation Date that financial statements are delivered pursuant to Section 6.01(a)(ii), the Minimum Net Worth will be recalculated to be the greater of (x) the required Minimum Net Worth as of the first day of the previous fiscal year (without giving effect to the increases referred to in the previous sentence) and (y) 65% of the Net Worth of Max Capital as of such fiscal year end. For purposes of this Section 7.01, Net Worth will exclude any extraordinary gains realized in connection with the Amalgamation.

Max Capital Debt to Total Capitalization Ratio. Permit the Max Capital Debt to Total Capitalization Ratio to be greater than 35%. For purposes of determining the Max Capital Debt to Total Capitalization Ratio, only that portion of the Total Return Equity Swaps, including notional value additions, which is treated as indebtedness by A.M. Best Company will be included as Indebtedness. As of the date of the First Amendment, A.M. Best Company currently treats 0% of the existing Total Return Equity Swap as indebtedness.

Financial Strength Rating. Permit the Financial Strength Rating of Max Bermuda, Harbor Point Re or HPRe US to fall below the rating of “B++”.

Indebtedness. Create, incur, assume or suffer to exist any Indebtedness of Max Capital’s Subsidiaries, except:

Indebtedness under the Loan Documents;

obligations (contingent or otherwise) existing or arising under any Swap Contract entered into by such Person in the ordinary course of business for the purpose of hedging currency, commodity or interest rate risk and not for purposes of speculation or taking a “market view”;

Indebtedness for standby letters of credit issued to secure liabilities under Primary Policies or Reinsurance Agreements entered into in the ordinary course of business;

Indebtedness owed by any Subsidiary to Max Capital or any of its Subsidiaries; provided that if such Indebtedness is owed by an Affected Party, such Affected Party’s

Indebtedness, if any, is subordinate to Indebtedness under this Agreement and under the Max Capital Credit Agreement (including any Guarantees of such Indebtedness) on terms satisfactory to the Administrative Agent;

Indebtedness of any Subsidiary in connection with securities lending arrangements with financial institutions in the ordinary course of business;

Indebtedness in connection with Total Return Equity Swaps provided the total aggregate amount outstanding at any time does not exceed an amount equal to 10% of the Investment Portfolio;

unsecured Indebtedness of Max US Holdings and its Subsidiaries not to exceed $150,000,000;

Indebtedness of Max UK for standby letters of credit which have been, or may from time to time in the future be, issued to provide funds at Lloyd’s to support Lloyd’s syndicate commitments of Max UK and its Subsidiaries;

Indebtedness under the Max Capital Credit Agreement including Guarantees of such Indebtedness;

Indebtedness not included in clauses (a) through (i), provided that the aggregate amount of all such Indebtedness at any one time outstanding does not exceed $150,000,000; and

Indebtedness arising under Guarantees made by any Subsidiary of Indebtedness owed by any of its Subsidiaries of the type described in clauses (a) through (j) above, provided that if such Guarantee guarantees Indebtedness of a Credit Party, such Subsidiary has also guaranteed the obligations of such Credit Party hereunder.

Mergers, Consolidations, Acquisitions and Dispositions. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or make any Acquisition, except that, so long as no Default or Event of Default exists or would result therefrom:

any Subsidiary (other than the Parent, Harbor Point Re and Max Bermuda) may merge, amalgamate or consolidate with another Subsidiary so long as (i) if either such Subsidiary is a Wholly Owned Subsidiary, the surviving Person shall (or, in the case of an amalgamation, the amalgamated entity shall), after giving effect to such merger, amalgamation or consolidation, be a Wholly Owned Subsidiary; and (ii) if structured as a merger, amalgamation or consolidation and a Credit Party is a party thereto, (A) a Credit Party is the surviving entity (or, if an amalgamation, the amalgamated entity shall be liable for such Credit Party’s obligations), and (B) the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Loan Documents and the liability of the Credit Parties (including, in the case of an amalgamation, the amalgamated entity) for the Obligations as it shall have reasonably requested;

the Parent may merge, amalgamate or consolidate with Max Capital so long as Max Capital is the surviving entity (or, in the case of an amalgamation, the amalgamated entity shall be liable for all of Max Capital’s obligations) provided the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Loan Documents and the liability of Max Capital (or, in the case of an amalgamation, such amalgamated entity) for the Obligations as it shall have reasonably requested;

any Subsidiary (other than the Parent, Harbor Point Re and Max Bermuda) may merge, consolidate or amalgamate with any Person who is not a Subsidiary and Max Capital or any Subsidiary (including the Parent, Harbor Point Re and Max Bermuda) may make an Acquisition provided (i) Max Capital provides the Lenders with a pro forma Compliance Certificate giving effect to such merger, consolidation, amalgamation, or Acquisition, (ii) (x) the purchase price paid in connection with any single merger, consolidation, amalgamation or Acquisition does not exceed $400,000,000 and (y) the aggregate purchase price paid by Max Capital and all of its Subsidiaries in connection with all mergers, consolidations, amalgamations and Acquisitions since the Amalgamation Date does not exceed $600,000,000, (iii) in the case of a merger, consolidation or amalgamation, a Subsidiary shall be the continuing or surviving Person and, if any Wholly Owned Subsidiary is merging, consolidating or amalgamating with another Person, such Subsidiary (or, in the case of an amalgamation, the amalgamated entity), shall continue to be Wholly Owned after such merger, consolidation or amalgamation, and (iv) if a Credit Party is involved, the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Loan Documents and the liability of the Credit Parties for the Obligations as it shall have reasonably requested;

Max Bermuda may enter into Total Return Equity Swaps permitted under Section 7.04(f) and Dispositions of assets subject thereto; and

any Subsidiary (other than the Parent, Harbor Point Re and Max Bermuda) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Credit Party, to any one or more other Wholly Owned Subsidiaries or to one of its Subsidiaries.

Other Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

Transactions with Affiliates. Enter into, or cause, suffer or permit to exist, any arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm’s length basis; provided that the foregoing restriction shall not apply to (i) Permitted Transactions, (ii) transactions between or among Max Capital and any of its Wholly Owned Subsidiaries or between and among any Wholly Owned Subsidiaries, (iii) Restricted Payments permitted pursuant to Section 7.10, (iv) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Max Capital and its Subsidiaries and reimbursement of reasonable expenses of directors of Max Capital and its Subsidiaries, (v) compensation arrangements for officers and other employees of Max Capital and its Subsidiaries entered in the ordinary course of business, (vi) the provision of director’s, officer’s and employee’s indemnification and insurance in the ordinary course of business or in accordance with the terms of the Amalgamation Agreement and (vii) the issuance of any new warrant or the amendment of any existing warrant to purchase shares of common stock of Max Capital in accordance with the terms of the Amalgamation Agreement.

Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

Liens pursuant to any Loan Document;

Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other forms of governmental insurance or benefits and Liens pursuant to Letters of Credit or other security arrangements in connection with such insurance or benefits, other than any Lien imposed by ERISA;

deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of Max Capital and its Subsidiaries as a whole;

Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(l);

Liens on assets held in trust in respect of, or deposited or segregated to secure, liabilities under any Primary Policies or Reinsurance Agreements or securing Indebtedness permitted under Section 7.04(c);

Liens securing Indebtedness permitted under Section 7.04(f) and 7.04(h);

Liens on Eligible Collateral securing the Max Capital Credit Agreement;

Liens securing Indebtedness permitted under Section 7.04(j) provided that the amount of the Indebtedness secured thereby does not exceed $75,000,000 at any time;

Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any clause of this Section 7.08, provided that such Indebtedness is not increased and is not secured by additional assets;

Liens on any asset subject to any trust or other account arising out of regulatory requirements to the extent that such Liens are required by an applicable Insurance Regulatory Authority for such Person to maintain such obligations;

bankers’ Liens, rights of setoff and similar Liens arising in the ordinary course of business on operating accounts (including any related securities accounts) maintained by Max Capital or any of its Subsidiaries in the ordinary course of business; and

Liens arising in connection with securities lending arrangements with financial institutions in the ordinary course of business;

provided, however, that no Lien (other than Liens pursuant to Sections 7.08(a) or (b) or with respect to the Collateral, Liens of the type permitted in Section 7.08(o) with respect to the applicable control agreement) shall be permitted to exist on the Equity Interest in any Insurance Subsidiaries or on the Collateral.

Restrictions on Negative Pledge Agreements. Enter into any Contractual Obligation that limits the ability (a) of an Affected Party (other than Max Capital) to make Restricted Payments to any other Affected Party, (b) of an Affected Party to transfer property to any other Affected Party, (c) of Max Capital or any other Affected Party to Guarantee the Indebtedness under the Loan Documents of a Borrower or (d) of Max Capital or any other Affected Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations under this Agreement or the Max Capital Credit Agreement; provided, however, that this Section shall not prohibit such limitations existing under or by reason of (i) applicable law, (ii) this Agreement or any other Loan Document, (iii) the Max Capital Credit Agreement or any other Max Capital Credit Document, (iv) customary provisions restricting subletting or assignment in any lease governing any leasehold interest of Max Capital or any of its Subsidiaries, (v) customary provisions restricting assignment in any licensing agreement (in which Max Capital or any of its Subsidiaries is the licensee) or other contract (including leases) entered into by Max Capital or any of its Subsidiaries in the ordinary course of business, (vi) restrictions and conditions on the transfer of or granting of a Lien on any asset subject to a Lien permitted by Section 7.08, (vii) restrictions and conditions on the transfer of any asset pending the close of the sale of such asset, (viii) agreements entered into by an Insurance Subsidiary with any Insurance Regulatory Authority, (ix) restrictions described in clauses (a) through (d) above in partnership agreements, limited liability company organization governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business, (x) restrictions on cash or other deposits or net worth requirements imposed by counterparties under Insurance Policies, Reinsurance Agreements and Retrocession Agreements entered into in the ordinary course of business; provided that in the case of this clause (x), (1) the encumbrances and restrictions contained in such agreement or net worth requirements taken as a whole are not materially more favorable to the beneficiary thereof than the encumbrances and restrictions contained in this Agreement, or (2) if such encumbrance or restriction is not materially more disadvantageous to the Affected Parties than is customary in comparable transactions and such encumbrance or restriction will not materially affect the ability of the Affected Parties to pay the Obligations, (xi) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (xii) restrictions and conditions imposed by any agreement relating to Indebtedness permitted by (A) Section 7.04(i) or (B) Sections 7.04(c), 7.04(g), 7.04(h) and 7.04(j), provided that, with respect to this clause B, (1) such restrictions and conditions apply only to the Subsidiary (and its respective Subsidiaries) incurring such Indebtedness and (2) with respect to restrictions of the type described in clause (a), (b) or (c) above, each such restriction, taken as a whole, is no more restrictive than the corresponding restriction contained in this Agreement, and (3) such restrictions do not prohibit such Subsidiary (and its respective Subsidiaries) from granting Liens to secure the Obligations under this Agreement or the Max Capital Credit Agreement, (xiii) restrictions on Max Capital and its Subsidiaries pursuant to the Max US Holdings Indenture, and (xiv) restrictions on Max Bermuda and its Subsidiaries pursuant to the Credit Agreement, dated as of December 21, 2006, between Max Bermuda and The Bank of Nova Scotia, provided that (A) the commitment under such credit agreement shall not exceed $75,000,000, (B) such credit agreement permits Max Bermuda to make Restricted Payments and (C) such credit agreement permits Max Bermuda and any Subsidiary that is an Affected Party to Guarantee the Indebtedness under this Agreement and the Max Capital Credit Agreement.

Restricted Payments, Etc. (a) Declare or pay any dividends on any of the Equity Interests in Max Capital, (b) purchase any Equity Interests in Max Capital or (c) set aside funds for any of the foregoing, except that Max Capital may declare or pay dividends on, or make distributions in respect of, any of its Equity Interests and Max Capital may purchase any of its Equity Interests provided no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions or purchases.

EVENTS OF DEFAULT AND THEIR EFFECT

Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

Non-Payment of Credit Extension. Default in the payment when due of any L/C Advance or any amount of principal on any Loan.

Non-Payment of Interest, Fees, etc. Any Borrower fails to pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document.

Non-Payment of Other Indebtedness. (i) Any “Event of Default” (as such term is defined in the Max Capital Credit Agreement) shall have occurred, (ii) any Material Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, and, in each case, such default continues for more than the period of grace, if any, therein specified, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Material Party is the sole Defaulting Party (as defined in such Swap Contract) or (B) any Additional Termination Event (as so defined) under such Swap Contract as to which a Material Party is the sole Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Material Party as a result thereof is greater than the Threshold Amount.

Bankruptcy, Insolvency, etc. Any Material Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or any Material Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy.

Financial Statements. Failure by any Credit Party required to comply with the covenants set forth in Section 6.01 and continuance of such failure for five Business Days after notice thereof from the Administrative Agent.

Specific Defaults. Failure by a Credit Party to comply with the covenants set forth in Sections 6.02, 6.09, 6.11, 7.01, 7.02, 7.03, 7.04, 7.05, 7.08, 7.09 or 7.10.

Non-compliance With Other Provisions. Failure by a Credit Party to comply with or to perform any provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any of the other provisions of this Article VIII) and such failure continues for 30 days from the earliest of (i) the date a Responsible Officer has knowledge of such failure or (ii) the date the Administrative Agent or the Required Lenders give notice of such failure.

Warranties and Representations. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Investment Entity herein, in any other Loan Document, or in any document delivered by or on behalf of such Credit Party in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

Employee Benefit Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Max Capital or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or (iii) institution of any steps by Max Capital or any other Person to terminate a Foreign Benefit Plan if as a result of such termination, Max Capital or any of its respective Subsidiaries could be required to make a contribution to such Foreign Benefit Plan, or could incur a liability or obligation to such Foreign Benefit Plan, in excess of the Threshold Amount, or (iv) a contribution failure with respect to any Foreign Benefit Plan sufficient to give rise to a Lien under applicable law in excess of the Threshold Amount occurs.

Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Loan Document or denies that it has any liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document other than in accordance with the terms of any such Loan Document or the Administrative Agent shall fail to have a first priority perfected Lien on any Collateral (subject only to Liens described in Sections 7.08(b) and (o)).

Change in Control. A Change in Control occurs.

Judgments. There is entered against any Affected Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid, fully bonded or covered by independent third-party insurance as to which the surety or insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry of such judgment.

Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

require that each L/C Applicant Cash Collateralize its L/C Obligations which are not Secured L/C Obligations with Cash and Cash Equivalents in an amount equal to 102% its then outstanding L/C Obligations; and

exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligations of each L/C Applicant to Cash Collateralize its L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Remedies Upon Event of Default Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (provided, however, that notwithstanding anything contained herein to the contrary, the Administrative Agent (i) shall only apply funds received from a Borrower or any of such Borrower’s Collateral to the Obligations of such Borrower (and, in the event such Borrower is a Collateral Provider, the Obligations of the respective Collateral Beneficiary), and (ii) shall only apply amounts received from an Investment Entity or any Collateral provided by such Investment Entity to the Obligations of such Investment Entity):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Fronting Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Fronting Banks and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Advances and other Obligations, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Advances, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of (x) the Fronting Banks, in the case of Fronted Letters of Credit and (y) the Lenders, in the case of Several Letters of Credit, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize for the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ANNEX B

[Agreement and Plan of Amalgamation dated as of March 3, 2010 by and among Harbor Point,

Amalco Sub and Max Capital]

See Exhibit 2.1 of Max Capital Group Ltd.’s Current Report on Form 8-K filed March 4, 2010

Annex B

ANNEX C

[Form of Guaranty]

See Exhibit 10.7 to Alterra Capital Holdings Limited’s Current Report on Form 8-K filed May 12, 2010

Annex C

SCHEDULE 1.03

BORROWING BASE CALCULATION

Eligible Collateral	Applicable Percentage of Fair Market Value
Cash	100%
Cash Equivalents	100%
Commercial Paper	98%
Government Debt with maturities of less than five years	98%
Government Debt with maturities of five years or more	95%
MBS (Agency Pass-Throughs) rated AAA by S&P or Aaa by Moody’s or Better	90%
MBS (Agency CMOs) rated AAA by S&P or Aaa by Moody’s or better	90%
G7 Dollar denominated and non-Dollar denominated Securities issued by the Governments of Germany or the United Kingdom or agencies thereof	95%
G7 Dollar denominated and non-Dollar denominated Securities issued by the Governments of France, Japan or Canada or agencies thereof	93%
G7 Dollar denominated and non-Dollar denominated Securities issued by the Government of Italy or agencies thereof	92%
Corporate/Municipal Securities rated AAA by S&P or Aaa by Moody’s	94%
Corporate/Municipal Securities rated at least AA- by S&P or Aa3 by Moody’s	93%
Corporate/Municipal Securities rated at A- by S&P or A3 by Moody’s	92%

SCHEDULE 1.03

SCHEDULE 1.04

CONCENTRATION LIMITS

Eligible Collateral;)	Limitation per Issuer (as Percentage of all such Eligible Collateral	Limitation per Issue (as Percentage of all such Eligible Collateral)
Corporate/Municipal Securities	N/A	7.5%
G7 Securities	N/A	7.5%

SCHEDULE 1.04